UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 14, 2007
Date of Report (date of earliest event reported)

UNITED INDUSTRIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-4252	95-2081809
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification Number)

124 Industry Lane
Hunt Valley, Maryland 21030
(Address of principal executive offices, including zip code)

(410) 628-3500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Introductory Note

On October 7, 2007, United Industrial Corporation (the “Company”), Textron Inc. (“Textron”) and Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron (“Purchaser”), entered into a merger agreement (the “Merger Agreement”), whereby Purchaser would merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Textron.  On October 16, 2007, pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to acquire all of the outstanding shares of Company common stock, par value $1.00 per share (the “Common Stock”) at a purchase price of $81.00 per share, net to the seller in cash without interest, less any applicable withholding taxes.  The Offer expired on Tuesday, November 13, 2007, and, on November 14, 2007, pursuant to the terms of the Offer, Purchaser accepted and paid for all shares of Common Stock validly tendered and not withdrawn prior to the expiration of the Offer (the “Tender Offer Closing”).

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and this description is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and is incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2007, the Company and AAI Corporation, a wholly owned subsidiary of the Company, entered into a Supplemental Indenture (the “Supplemental Indenture”) with U.S. Bank National Association, as Trustee, amending its Indenture, dated as of September 15, 2004 (as so supplemented, the “Indenture”), with respect to the Company’s 3.75% Convertible Senior Notes due 2024 (the “Notes”).  The Supplemental Indenture was entered into to reflect that (i) the conversion rate set forth in the Indenture was adjusted pursuant to the Indenture from 25.4863 shares of Common Stock per $1,000 principal amount of Notes to 25.5336 shares of Common Stock per $1,000 principal amount of Notes, and (ii) after the effective time of the Merger (the “Merger Effective Time”), the right of each holder of Notes to convert its Notes into Common Stock shall be changed to a right to convert such Notes into an amount in cash equal to the amount such holder would have received in respect of such Notes if such holder had converted such Notes immediately prior to the Merger Effective Time.

The foregoing descriptions of the Indenture and the Supplemental Indenture do not purport to be complete and are qualified in their entirety by references to the full texts of each of the Indenture and the Supplemental Indenture, copies of which are filed as Exhibits 99.1 and 99.2, respectively, to this report and are each incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Conversion

Pursuant to Section 4.1(a)(4) of the Indenture, due to the Offer, holders of the Notes have the option to surrender their Notes for conversion from (i) October 23, 2007 until (ii)  December 11, 2007 (such period, the “Tender Offer Conversion Period”).  As a result of the Tender Offer Closing, holders that surrender Notes for conversion during the Tender Offer Conversion Period will, upon such conversion, receive the “Repurchase Event Make-Whole Premium” provided for in the Indenture.  The amount of such Repurchase Event Make-Whole Premium payable in respect of Notes converted on or before December 11, 2007 is equal to 2.852% of the principal amount of the Notes so converted.

The consummation of the Merger, which had been expected to occur on or before November 19, 2007, has not yet occurred and, as a result, a separate conversion period will apply in respect of the Merger.  Pursuant to Section 4.1(a)(4) of the Indenture, due to the planned Merger, holders of the Notes have the option to surrender their Notes for conversion from (i) October 23, 2007 until (ii)  the date that is 15 business days after the Merger Effective Time (such period, the “Merger Conversion Period”).  Holders that surrender Notes for conversion after December 11, 2007 but during the Merger Conversion Period will, after the Merger is consummated, receive upon such conversion, the “Repurchase Event Make-Whole Premium” provided for in the Indenture.  The amount of such Repurchase Event Make-Whole Premium payable in respect of Notes converted after December 11, 2007 but during the Merger Conversion Period will be determined once the Merger Effective Time is determined, and such amount may be less than the Repurchase Event Make-Whole Premium payable for conversions effected prior to December 11, 2007 described above.

Holders are only entitled to the Repurchase Event Make-Whole Premium if they surrender their Notes for conversion during the Tender Offer Conversion Period or after December 11, 2007 but during the Merger Conversion Period.  If a holder elects to convert Notes after December 11, 2007, such holder will be entitled to any Repurchase Event Make-Whole Premium in respect of the Notes so surrendered for conversion after the Merger is consummated if such conversion is made during the Merger Conversion Period.  A holder who elects to convert Notes after the Merger Conversion Period has ended will not be entitled to any Repurchase Event Make-Whole Premium in respect of the Notes so surrendered for conversion.

The Company intends to satisfy 100% of the Notes surrendered for conversion solely in cash, including any Repurchase Event Make-Whole Premium payable in connection with the Tender Offer Closing or the consummation of the Merger.  Reference is made to the Indenture for the calculation of the amount of cash holders of Notes are entitled to receive upon conversion of their Notes.

On November 15, 2007, the Company issued a press release, which is filed as Exhibit 99.3 hereto and incorporated herein by reference, announcing the convertibility of the Notes due to the Tender Offer Closing.

Repurchase Event

In accordance with the Indenture, the Tender Offer Closing constituted a repurchase event.  As such, each holder of Notes may, until 5:00 p.m. on December 27, 2007, elect to require the Company to repurchase such holder’s Notes as a result of the Tender Offer Closing at a repurchase price of $1,010.63 for each $1,000 principal amount of Notes.  Holders who exercise this repurchase option during such time shall also receive a Repurchase Event Make-Whole Premium equal to 2.852% of the principal amount of the Notes in respect of which the repurchase option is exercised.

The consummation of the Merger and the de-listing of the Common Stock of the Company from the NYSE Euronext, Inc. (the “NYSE”), which had been expected to occur on or before November 19, 2007, have not yet occurred.  As a result, the consummation of the Merger and the de-listing of the Common Stock from the NYSE, when they occur, will each constitute a repurchase event.  The Company will notify holders of Notes of the date(s) when the consummation of the Merger and the de-listing occurs, the repurchase date(s) in respect of these events under the Indenture and the repurchase price and Repurchase Event Make-Whole Premium payable under the Indenture if holders of Notes exercise their repurchase option in connection with the occurrence of these events.

Amended and Restated Notice to Holders of Notes

On November 15, 2007, the Company issued a notice to holders of the Notes, notifying such holders of (i) the adjustment to the conversion rate set forth in the Indenture, (ii) the execution of the Supplemental Indenture, (iii) conversion rights and the procedures to exercise such conversion rights, (iv) the amount of the Repurchase Event Make-Whole Premium that will be payable to holders of the Notes in certain circumstances, (v) the occurrence of the Tender Offer Closing, which constitutes a repurchase event under the Indenture and the procedures to exercise repurchase rights, and (vi) the Company’s election to satisfy all conversion, repurchase and any Repurchase Event Make-Whole obligations in cash (the “Notice”).  The Notice was amended and restated in its entirety on November 20, 2007 (the “Amended and Restated Notice”), as the Merger and the de-listing of the Common Stock of the Company from the NYSE have not occurred on or before November 19, 2007 as previously expected.

Holders of Notes should read carefully the Amended and Restated Notice regarding their conversion rights and their rights to require the Company to repurchase their Notes in connection with the Offer and the future consummation of the Merger, as they contain important information as to the procedures and timing for the exercise of such rights.

The foregoing description does not purport to be complete and this description is qualified in its entirety by reference to the full text of the Amended and Restated Notice, a copy of which is filed as Exhibit 99.4 to this report and is incorporated herein by reference.

The foregoing descriptions of the Indenture and the Supplemental Indenture do not purport to be complete and are qualified in their entirety by references to the full texts of each of the Indenture and the Supplemental Indenture, copies of which are filed as Exhibits 99.1 and 99.2, respectively, to this report and are each incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Items 1.01 and 2.04 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.

Item 5.01 Changes in Control of Registrant.

At the Tender Offer Closing, Purchaser accepted for payment in accordance with the terms of the Offer all shares of Common Stock that were validly tendered and not withdrawn prior to expiration of the Offer.   Purchaser has purchased and paid for a total of 8,417,623 shares of Common Stock which were tendered in the Offer, representing approximately 85% of the outstanding Common Stock.  1,621,653 shares of Common Stock, which had been tendered in the Offer through notices of guaranteed delivery, have not been delivered as required on or before November 16, 2007 and, as a result, such shares have not been purchased by Purchaser.

The other information required by Item 5.01(a) of Form 8-K is contained in (i) the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on October 16, 2007, as subsequently amended, and (ii) the Tender Offer Statement on Schedule TO, originally filed by Textron with the SEC on October 16, 2007, as subsequently amended, and such information is incorporated herein by reference.

A copy of the press release issued by Textron announcing the expiration of the Offer is attached as Exhibit 99.5 hereto and is incorporated herein by reference.  A copy of the press release issued by Textron announcing its payment for Common Stock tendered in the Offer is attached as Exhibit 99.6 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the provisions of the Merger Agreement, Messrs. Warren G. Lichtenstein, Thomas A. Corcoran, Glen M. Kassan, Robert F. Mehmel and General Richard I. Neal, directors of the Company, notified the Company that each of them will resign from the Board of Directors of the Company (the “Board”) effective as of November 14, 2007, the date that Purchaser accepted and paid for the shares of Common Stock validly tendered in the Offer.  Each resigning director resigned pursuant to the provisions of the Merger Agreement and no director resigned from the Board because of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Frederick M. Strader, the Chief Executive Officer and President of the Company, will continue in his role as a director of the Company.

In addition, effective as of November 14, 2007, the Board appointed the following individuals as members of the Board, to fill the vacancies created by the aforementioned resignations: Kathleen M. Bader, John Condon, Paul E. Gagné, Dain M. Hancock and Frank L. Tempesta.  Such persons were designated for appointment as directors of the Company by Textron pursuant to the Merger Agreement.  Each such person is an officer and/or director of Textron or a subsidiary of Textron.  Information about the five directors designated for appointment by Textron has been previously disclosed in the Information Statement contained in the Company’s Schedule 14D-9, which was mailed to the Company’s stockholders and filed with the SEC on October 16, 2007.

The foregoing description of the Merger Agreement and related transactions does not purport to be complete and this description is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No	Description
2.1

Agreement and Plan of Merger, dated as of October 7, 2007, by and among Textron Inc., Marco Acquisition Sub Inc. and United Industrial Corporation (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K filed October 9, 2007).*

99.1

Indenture, dated as of September 15, 2004, by and among United Industrial Corporation, AAI Corporation and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed September 16, 2004).*

99.2	Supplemental Indenture, dated as of November 14, 2007, by and among United Industrial Corporation, AAI Corporation and U.S. Bank National Association, as Trustee.
99.3	Press Release issued by United Industrial Corporation on November 15, 2007.
99.4	Amended and Restated Notice to Holders of 3.75% Convertible Senior Notes due 2024, dated November 20, 2007.
99.5	Press Release issued by Textron Inc. on November 14, 2007 (incorporated by reference to Exhibit 99.1 of Current Report on Form 8-K filed by Textron Inc. on September 20, 2007).
99.6	Press Release issued by Textron Inc. on November 20, 2007 (incorporated by reference to Exhibit 99.2 of Current Report on Form 8-K filed by Textron Inc. on September 20, 2007).

*                                         Excludes schedules, exhibits and certain annexes, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INDUSTRIAL CORPORATION

Date: November 20, 2007	By:	/s/ Frederick M. Strader
Name: Frederick M. Strader
Title: Chief Executive Officer and President